Exhibit 10.31

Execution Copy

LEASE AGREEMENT

BETWEEN

KNOCHENMUS ENTERPRISES, LLP,
A MINNESOTA LIMITED LIABILITY PARTNERSHIP;

AND

THE TRU SHRIMP COMPANY,
A DELAWARE CORPORATION.

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made as of January 1, 2018 (the “Effective Date”), by and between KNOCHENMUS ENTERPRISES, LLP, a Minnesota limited liability partnership (“Landlord”) and THE TRU SHRIMP COMPANY, a Delaware corporation (“Tenant”).

In consideration of the mutual covenants and agreements herein contained, Landlord and Tenant hereby covenant and agree as follows:

1.    Defined Terms. The following terms shall have the following meanings for all purposes of this Lease:

a.     “Base Annual Rent” means Two Hundred Sixty-Six Thousand Five Hundred Dollars ($266,500).

b.     “Base Monthly Rent” means an amount equal to 1/12 of the applicable Base Annual Rent, which shall be equal to Twenty-Two Thousand Two Hundred Eight Dollars ($22,208) throughout the initial Lease Term.

c.     “Code” means the United States Bankruptcy Code, 11 U.S.C. Sec. 101 et seq., as amended.

d.     “Consumer Price Index” or “CPI” means the Consumer Price Index for All Urban Consumers, U.S. City Average, as published by the U.S. Department of Labor, Bureau of Labor Statistics (“BLS”), or if such index shall be discontinued, the successor index, or if there shall be no successor index, such comparable index as mutually agreed upon by the parties. To determine the rent increase to be paid by Tenant as Extension Term Rent under a CPI adjustment formula, the Base Annual Rent for the previous year shall be multiplied by a percentage figure, computed from a fraction, the numerator of which shall be the CPI for the last two months of the current year and the denominator of which shall be the CPI for the corresponding two months of the first Lease Year of the Lease Term or Extension Term then in effect. Such fraction shall be converted to a percentage equivalent. The resulting percentage figure shall be multiplied by the previous Base Annual Rent. If the CPI is discontinued or revised, such other government index or computation with which it is replaced shall be used in order to obtain substantially the same result as if the CPI had not been discontinued or revised.

e.    “Extension Term” shall have the meaning set forth in Section 30 of this Lease.

f.    “Extension Term Rent” means that in the event Tenant exercises its option to extend the Lease Term in accordance with Section 28 below, Base Annual Rent shall increase based on the Consumer Price Index formula described in Section 1(d) of this Lease once each Extension Term effective as the first date of the Extension Term on a cumulative basis.

g.    “Lease Term” shall have the meaning set forth in Section 3 of this Lease.

h.    “Leased Premises” means the approximately 41,000 square foot portion of the Premises (defined below) depicted as the “Leased Premises” on Exhibit A attached hereto.

i.     “Lease Year” means the 12-month period commencing on the Effective Date or any other 12-month period as may be approved in writing by Landlord and each successive 12-month period thereafter.

j.     “Monthly Rent” means the Base Monthly Rent.

k.    “Premises” means the buildings totaling approximately 41,000 square feet and underlying land totaling approximately 213,000 square feet located at 330 3rd Street, Balaton, Minnesota 56115, legally described in Exhibit A attached hereto, all rights, privileges and appurtenances associated therewith, and the buildings, fixtures and other improvements now or hereafter located thereon (whether or not affixed to such real estate), including but not limited to the personal property owned by Landlord and/or Ralco Nutrition, Inc. listed on Exhibit B attached hereto.

l.     “Purchase Price” means One Million Three Hundred Thousand Dollars ($1,300,000).

m.    “Rent Commencement Date” means January 1, 2018.

2.    Demise of Premises. In consideration of the rents and other sums to be paid by Tenant and of the other terms, covenants and conditions on Tenant’s part to be kept and performed, Landlord hereby leases to Tenant, and Tenant hereby takes and hires, the Leased Premises.

3.    Lease Term. The Lease Term shall commence as of the Effective Date and shall expire on December 31, 2027, unless terminated sooner as provided in this Lease and as may be extended as set forth in Section 28 below. The time period during which this Lease shall actually be in effect is referred to herein as the “Lease Term.”

4.    Rent and Other Payments.

a.    If the Rent Commencement Date is a date other than the first day of the month, Tenant shall pay Landlord on the Rent Commencement Date the Base Monthly Rent prorated on the basis of the ratio that the number of days from the Rent Commencement Date through the last day in the month containing the Rent Commencement Date bears to the number of days in such month. Thereafter, on or before the first day of each succeeding calendar month, Tenant shall pay Landlord in advance the Base Monthly Rent.

b.    All sums of money required to be paid by Tenant under this Lease which are not specifically referred to as rent (“Additional Rent”) shall be considered rent although not specifically designated as such. Landlord shall have the same remedies for nonpayment of Additional Rent as those provided herein for the nonpayment of Base Annual Rent.

5.    Tenant’s Alterations and Additions.

a.    Tenant has commenced construction of the alterations, additions and improvements to the Premises (collectively, the “Addition”) in substantially the form depicted in the building plans described as ISG Project #17-20759 dated August 28, 2017 attached as Exhibit C (the “Addition Plans”). Tenant’s construction of the Addition will not require Tenant’s payment of additional rent. Tenant will construct the Addition in compliance with any applicable government regulations and restrictions. Any material modifications to the Addition Plans will be subject to Landlord’s consent. The Addition and all other alterations and improvements which may be made or installed upon the Premises shall remain upon and be surrendered with the Premises and become the property of Landlord upon the termination of this Lease.

b.    Tenant shall have the unrestricted right at any time and from time to time to mortgage its leasehold interest (a “Leasehold Mortgage”) under this Lease (but not Landlord’s fee interest), subject however to the limitations hereinafter set forth. Any such mortgage or other encumbrance shall be subject and subordinate to the rights of Landlord and Landlord’s mortgagee. No Leasehold Mortgagee shall be entitled to enjoy the rights or benefits mentioned herein, nor shall the provisions of this Lease pertaining to Leasehold Mortgages be binding upon Landlord, unless Landlord shall have been given written notice of the name and address of the Leasehold Mortgagee. So long as such Leasehold Mortgage shall remain in effect, the following provisions shall apply:

i.    Landlord shall serve a copy of any notice, including a notice of default, required to be served on Tenant under this Lease upon such Leasehold Mortgagee at its designated address.

ii.    In the event of a default by Tenant hereunder, any Leasehold Mortgagee (or its agents) shall, within the period allowed Tenant to cure such default and otherwise as herein provided, have the right to cure such default, or cause the same to be cured, and Landlord shall accept such performance by or on behalf of such Leasehold Mortgagee as if the same had been made by Tenant.

6.    Representations and Warranties of Landlord. The representations and warranties of Landlord contained in this Section are being made to induce Tenant to enter into this Lease and Tenant has relied, and will continue to rely, upon such representations and warranties. Landlord represents and warrants to Tenant as follows:

a.    Organization, Authority and Status of Landlord.

i.    Landlord has been duly organized, is validly existing and in good standing under the laws of the state of Minnesota and is qualified as a limited liability partnership to do business in the state of Minnesota. All necessary partnership action has been taken to authorize the execution, delivery and performance by Landlord of this Lease and of the other documents, instruments and agreements provided for herein. Landlord is not a “foreign corporation,” “foreign partnership,” “foreign trust,” or “foreign estate,” as those terms are defined in the Internal Revenue Code and the regulations promulgated thereunder.

ii.    The person who has executed this Lease on behalf of Landlord is duly authorized so to do.

b.    Enforceability. This Lease constitutes the legal, valid and binding obligation of Landlord, enforceable against Landlord in accordance with its terms.

c.    Litigation. To Landlord’s knowledge, there are no suits, actions, proceedings or investigations pending or threatened against or involving Landlord or the Premises (including but not limited to condemnation proceedings) before any court, arbitrator, or administrative or governmental body which might reasonably result in any material adverse change in the condition, worth or operations of Landlord or the Premises.

d.    Absence of Breaches or Defaults. To Landlord’s knowledge, Landlord is not in any material breach of or default under, and the execution, delivery and performance of this Lease and the documents, instruments and agreements provided for herein will not result in, any breach of or default under any other document, instrument or agreement to which Landlord is a party or by which Landlord, the Premises or any of Landlord’s property is subject or bound.

e.    Compliance with Laws. To Landlord’s knowledge, the Premises is in compliance with all applicable laws, statutes, orders, rules, regulations and requirements promulgated by governmental authorities. Landlord has not received any notice of any alleged violation of any such statute, order, rule, regulation or requirement.

f.    Notices. Landlord has received no written notice and has no actual knowledge of actual or threatened cancellation or suspension of any certificates of occupancy for the Premises, or of any order or requirement for repair, replacement or alteration of the Premises from or of any governmental authority.

g.    Environmental Matters. To Landlord’s knowledge, Landlord has not used, generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Premises, any Hazardous Materials (defied below) in violation of any applicable Environmental Laws (defined below). To Landlord’s knowledge, there are no substances or conditions in or on the Premises that may support a claim or cause of action under any applicable Environmental Laws. Landlord it is not aware of any lead paint or asbestos in the Premises.

h.    Special Assessments. Landlord has received no written notice of actual or threatened special assessments against the Premises.

7.    Representations and Warranties of Tenant. The representations and warranties of Tenant contained in this Section are being made to induce Landlord to enter into this Lease and Landlord has relied, and will continue to rely, upon such representations and warranties. As of the Effective Date, Tenant represents and warrants to Landlord as follows:

a.    Organization, Authority and Status of Tenant.

i.    Tenant has been duly organized, is validly existing and in good standing under the laws of its state of formation and is qualified as a corporation to do business in any jurisdiction where such qualification is required. All necessary corporate action has been taken to authorize the execution, delivery and performance by Tenant of this Lease and of the other documents, instruments and agreements provided for herein. Tenant is not a “foreign corporation,” “foreign partnership,” “foreign trust,” or “foreign estate,” as those terms are defined in the Internal Revenue Code and the regulations promulgated thereunder.

ii.    The person who has executed this Lease on behalf of Tenant is duly authorized to do so.

b.    Enforceability. This Lease constitutes the legal, valid and binding obligation of Tenant, enforceable against Tenant in accordance with its terms.

c.    Litigation. There are no suits, actions, proceedings or investigations pending, or to the best of its knowledge, threatened against or involving Tenant before any court, arbitrator, or administrative or governmental body which might reasonably result in any material adverse change in the contemplated business, condition, worth or operations of Tenant or the Premises

d.    Absence of Breaches or Defaults. Tenant is not in any material breach of or default under, and the execution, delivery and performance of this Lease and the documents, instruments and agreements provided for herein will not result, in any breach of or default under any other document, instrument or agreement to which Tenant is a party or by which Tenant, the Premises or any of Tenant’s property is subject or bound.

e.    Licenses and Permits. Tenant has obtained all required approvals, licenses and permits, both governmental and private, to use and operate the Premises in the intended manner and to construct the Addition on the Premises.

8.    Rent to Be Net to Landlord. The Base Annual Rent payable hereunder shall be absolutely and completely net to Landlord, so that this Lease shall yield to Landlord the rents specified herein during the Lease Term, and that all costs, expenses and obligations of every kind and nature whatsoever relating to the Premises and the appurtenances thereto shall be performed and paid by Tenant. Tenant’s obligations arising or accruing during the Lease Term to pay all Base Monthly Rent and all other payments hereunder required to be made by Tenant shall be absolute and unconditional, and Tenant shall pay all Base Monthly Rent and all other payments required to be made by Tenant under this Lease without notice (except as otherwise expressly and specifically set forth herein), demand, counterclaim, set-off, deduction, or defense and without abatement, suspension, deferment, diminution or reduction, free from any charges, assessments, impositions, expenses or deductions of any and every kind of and nature whatsoever.

9.    Taxes and Assessments.

a.    Tenant shall pay, prior to delinquency, all taxes and assessments of every type or nature assessed against or imposed upon the Premises during the Lease Term which affect in any manner the net return realized by Landlord under this Lease, including without limitation, the following:

i.    All taxes and assessments upon the Premises or any part thereof and upon any personal property, trade fixtures and improvements located on the Premises, whether belonging to Landlord or Tenant, or any tax or charge levied in lieu of such taxes and assessments;

ii.    All taxes, charges, license fees and or similar fees imposed by reason of the use of the Premises by Tenant; and

iii.    All excise, transaction, privilege, license, sales, use and other taxes upon the rent or other payments hereunder, the leasehold estate of either party or the activities of either party pursuant to this Lease (but excluding Landlord’s income taxes with respect to Base Annual Rent paid under this Lease).

b.    All taxing authorities shall be instructed to send all tax and assessment invoices to Landlord. After recording the information on such invoices, Landlord shall forward such invoices to Tenant for payment. Within thirty (30) days after each tax and assessment payment is required by this Section to be paid, Tenant shall provide Landlord with evidence satisfactory to Landlord that such payment was made in a timely fashion. Tenant may in good faith seek a refund, rebate or abatement of any tax levied in connection with the Premises.

10.    Utilities. Tenant shall contract for and pay when due all charges for the connection and use of water, gas, electricity, telephone, internet, garbage collection, sewer use and other utility services supplied to the Premises during the Lease Term. Under no circumstances shall Landlord be responsible for any interruption of any utility service unless such interruption is caused by Landlord’s gross negligence or willful misconduct.

11.    Insurance.

a.    Commencing on June 1, 2018 and throughout the Lease Term, Tenant shall maintain or cause to be maintained, at its own expense, the following types and amounts of insurance (which may be included under a blanket insurance policy if all the other terms hereof are satisfied), in addition to such other insurance as Landlord may reasonably require:

i.    Causes of Loss – Special Form of building and personal property insurance policy insurance against loss, damage or destruction by fire and other casualty, including theft, vandalism and malicious mischief, and such other risks as Landlord may reasonably require, insuring the Premises and all improvements thereon for not less than 100% of their full insurable replacement cost.

ii.    Comprehensive general liability and property damage insurance, covering Landlord and Tenant against bodily injury liability, property damage liability and automobile bodily injury and property damage liability, including without limitation any liability arising out of the ownership, maintenance, repair, condition or operation of the Premises or adjoining parking areas, ways, streets or sidewalks. Such insurance policy or policies shall contain a broad form contractual liability endorsement under which the insurer agrees to insure Tenant’s obligations of indemnity under this Lease to the extent insurable, and a “severability of interest” clause or endorsement which precludes the insurer from denying the claim of either Tenant or Landlord because of the negligence or other acts of the other, shall be in amounts of not less than $3,000,000.00 per injury and occurrence with respect to any insured liability, whether for personal injury or property damage, or such higher limits as Landlord may reasonably require from time to time, and shall be in form and substance reasonably satisfactory to Landlord.

iii.    State worker’s compensation insurance in the statutorily mandated limits and such other insurance as may be necessary to comply with applicable laws.

iv.    Business interruption insurance equal to 100% of the Base Annual Rent for a period of not less than twelve (12) months.

b.    All insurance policies shall:

i.    Provide for a waiver of subrogation by the insurer as to claims against Landlord, its employees and agents;

ii.    Provide that such insurance cannot be unreasonably cancelled, invalidated or suspended on account of the conduct of Tenant, its officers, directors, employees or agents;

iii.    Provide that any “no other insurance” clause in the insurance policy shall exclude any policies of insurance maintained by Landlord and that the insurance policy shall not be brought into contribution with insurance maintained by Landlord;

iv.    Contain a standard without contribution mortgage clause endorsement in favor of any lender designated by Landlord;

v.    Include an endorsement providing that the policy of insurance shall not be terminated, cancelled or substantially modified without at least 30 days’ prior written notice to Landlord and to any lender covered by any standard mortgage clause endorsement; and

vi.    Be issued by insurance companies licensed to do business in the state in which the Premises is located and which are rated A:VI or better by Best’s Insurance Guide or are otherwise approved by Landlord.

c.    It is expressly understood and agreed that the foregoing minimum limits of insurance coverage shall not limit the liability of Tenant for its acts or omissions as provided in this Lease. All insurance policies (with the exception of worker’s compensation insurance to the extent not available under statutory law) shall designate Landlord and any mortgagee of Landlord as additional insureds as their interests may appear and shall be payable as set forth in this Lease. Any other policies, including any policy now or hereafter carried by Landlord, shall serve as excess coverage. Tenant shall procure policies for all insurance for periods of not less than one year and shall provide to Landlord and any lender designated by Landlord certificates of insurance or, upon Landlord’s request, duplicate originals or insurance policies evidencing that insurance satisfying the requirements of this Lease is in effect at all times.

12.    Tax and Insurance Reserve Account. Upon the occurrence of a Monetary Default (defined below) under this Lease by Tenant, Landlord may thereafter for the remaining Lease Term require Tenant to pay to Landlord sums which will provide a reserve account (which shall not be deemed a trust fund) for paying up to the next one year of taxes, assessments and/or insurance premiums. Upon such requirement, Landlord will estimate the amounts needed for such purposes and will notify Tenant to pay the same to Landlord in equal monthly installments, as nearly as practicable, in addition to all other sums due under this Lease. Should additional funds be required at any time, Tenant shall pay the same to Landlord on demand. Tenant shall advise Landlord of all taxes and insurance bills which are due and shall cooperate fully with Landlord in assuring that the same are paid. Landlord may keep all reserve funds deposited in accounts insured by any Federal or State agency and may commingle such funds with other funds and accounts of Landlord. Interest or other gains from such funds, if any, shall be the sole property of Landlord. In the event of any default by Tenant, Landlord may apply all deposited funds against any sums due from Tenant to Landlord. Landlord shall give to Tenant an annual accounting showing all credits and debits to and from such deposited funds received from Tenant.

13.     Payment of Rent and Other Sums. All rent and other sums which Tenant is required to pay hereunder shall be the unconditional obligation of Tenant and shall be payable in full when due without any setoff, abatement, deferment, deduction or counterclaim whatsoever. If requested by Landlord, Tenant shall establish arrangements whereby payments of the Base Monthly Rent and tax and insurance account payments, if any, are transferred by wire or other means directly from Tenant’s bank account to such account as Landlord may designate. Any delinquent payment (that is, any payment not made within five calendar days after the date when due) shall, in addition to any other remedy of Landlord, incur a late charge of 5% (which late charge is intended to compensate Landlord for the cost of handling and processing such delinquent payment and should not be considered interest) and bear interest at the rate of 12% per annum, which interest rate shall accrue from the date such payment was due, but in no event shall Tenant be obligated to pay a sum of late charge and interest higher than the maximum legal rate then in effect (“Default Rate”); provided that imposition of a late charge or interest shall not occur on the first occasion during the Lease Term that Tenant fails to timely pay Base Monthly Rent if such delinquency is remedied within five (5) days of written notice of non-payment from Landlord.

14.    Use. Tenant may use the Premises only for lawful purposes.

15.    Compliance with Laws, Restrictions, Covenants and Encumbrances.

a.    Tenant’s use and occupation of the Premises, and the condition thereof, shall, at Tenant’s sole cost and expense, comply fully with (i) all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders and approvals of any governmental agencies, departments, commissions, bureaus, boards or instrumentalities of the United States, the state in which the Premises is located and all political subdivisions thereof, including, without limitation, all health, building, fire, safety and other codes, ordinances and requirements, and (ii) all restrictions, covenants and encumbrances of record with respect to the Premises.

b.    Tenant will not permit any act or condition to exist on or about the Premises which will increase any insurance rate thereon, except when such acts are required in the normal course of its business and Tenant shall pay for such increase.

c.    Without limiting the generality of the other provisions of this Section, Tenant agrees that it shall be responsible for complying in all respects with the Americans with Disabilities Act of 1990, as such act may be amended from time to time, and all regulations promulgated thereunder (collectively, the “ADA”), as it affects the Premises. Tenant further agrees that any and all additions and alterations made to the Premises during the Lease Term will comply with the requirements of the ADA. All plans for such additions and alterations which must be submitted to Landlord under the provisions of this Lease must include a statement from a licensed Architect or Engineer certifying that it has reviewed the plans, and that the plans comply with all applicable provisions of the ADA. Any subsequent approval or consent to the plans by Landlord shall not be deemed to be a representation by Landlord that the plans comply with the ADA, which obligation shall remain with Tenant. Tenant agrees that it will defend, indemnify and hold harmless Landlord and Landlord’s members, managers, directors, officers, agents, attorneys and employees from and against any and all claims, demands, causes of action, suits, proceedings, liabilities, damages (including consequential and punitive damages), losses, costs and expenses, including attorneys’ fees, caused by, incurred or resulting from Tenant’s failure to comply with its obligations under this Section.

d.    Without limiting the generality of the other provisions of this Section, Tenant shall (i) comply with all Environmental Laws applicable to the operation or use of the Premises, (ii) cause all other persons occupying or using the Premises to comply with all such Environmental Laws, (iii) obtain and renew all governmental permits, licenses and authorizations required under any Environmental Law, and (iv) provide Landlord with prompt written notice of any actual, threatened or claimed release of a Hazardous Material on the Premises and of any claim, notice, investigation or action relating to the Premises and any Environmental Law. Tenant covenants and agrees not to use, generate, release, manage, treat, manufacture, store, or dispose of, on, under or about, or transport to or from (any of the foregoing hereinafter a “Use”) the Premises any Hazardous Materials, other than De Minimis Amounts (as such term is defined below). In the event Tenant breaches any of the foregoing covenants, in addition to any and all other rights and remedies of Landlord, Landlord at its option may either (i) require Tenant to immediately upon demand analyze, remove, abate and/or otherwise remedy all such Hazardous Materials using licensed contractors approved by Landlord or (ii) perform, without further notice to Tenant, or cause to be performed such analysis, removal, abatement and/or remedial work for and at the sole expense of Tenant. For purposes of this Section, (1) the term “Hazardous Materials” shall include but not be limited to asbestos, urea formaldehyde, polychlorinated biphenyls, oil, petroleum products, pesticides, radioactive materials, hazardous wastes, biomedical wastes, toxic substances and any other related or dangerous, toxic or hazardous chemical, material or substance regulated by or defined as hazardous or as a pollutant or contaminant in, or the Use of or exposure to which is prohibited, limited, governed or regulated by, any Environmental Law; (2) the term “De Minimis Amounts” shall mean, with respect to any given level of Hazardous Materials, that level or quantity of Hazardous Materials in any form or combination of forms which (i) does not constitute a violation of any Environmental Law and (ii) is customarily employed in, or associated with, similar businesses located in the county in which the Premises is located, and (3) the term “Environmental Laws” shall mean any federal, state, or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials.

e.    In addition to the other requirements of this Section, Tenant shall, at all times throughout the Lease Term, comply with all federal, state or local statutes, laws, rules, regulations, ordinances, codes, policies or rules of common law now or hereafter in effect and in each case, as amended, and any judicial or administrative interpretation thereof, including any judicial order, consent, decree or judgment, applicable to Tenant.

16.    Condition of Premises; Maintenance. Tenant has inspected, or had the opportunity to inspect, the Premises and hereby accepts the Premises “AS IS” and “WHERE IS” with no representation or warranty of Landlord as to the condition thereof except as expressly provided herein. The improvements now or hereafter located on the Premises shall be kept in good order, condition, repair and appearance, and in a safe condition, repair and appearance (collectively, the “Required Condition”); and Tenant shall at all times at its own expense maintain, repair and replace, as necessary, the Premises, including all portions of the Premises, whether or not the Premises were in such condition on the Effective Date. Without limiting the foregoing, Tenant shall promptly make all structural and nonstructural, foreseen and unforeseen, ordinary and extraordinary changes, replacements and repairs of every kind and nature, and correct any patent or latent defects in the Premises, which may be required to put, keep and maintain the Premises in the Required Condition. Tenant will keep the Premises orderly and free and clear of rubbish in accordance with reasonable business practices. Landlord shall not be required to maintain, repair or rebuild, or to make any alterations, replacements or renewals of any nature to the Premises, or any part thereof, whether ordinary or extraordinary, structural or nonstructural, foreseen or not foreseen, or to maintain the Premises or any part thereof in any way or to correct any patent or latent defect therein except to the extent such action is necessitated by Landlord’s gross negligence or willful misconduct. Tenant hereby expressly waives any right to make repairs at the expense of Landlord which may be provided for in any applicable law in effect at the Effective Date or that may thereafter be enacted.

17.    Waste and Alterations.

a.    Tenant shall not commit waste upon the Premises. Tenant shall not alter the exterior, structural, plumbing or electrical elements of the improvements now or hereafter located on the Premises in any manner without the consent of Landlord; provided, however, Tenant may undertake nonstructural alterations to the Premises that do not require a building permit costing less than $250,000.00 without Landlord’s consent. If Landlord consents to the making of any such alterations, the same shall be made by Tenant at Tenant’s sole expense by a licensed contractor and according to plans and specifications approved by Landlord and subject to such other conditions as Landlord reasonably shall require.

b.    Any work at any time commenced by Tenant on the Premises shall be prosecuted diligently to completion, shall be of good workmanship and materials and shall comply fully with all the terms of this Lease. Upon completion of the work, Tenant shall promptly provide Landlord with (i) evidence of full payment to all laborers and materialmen contributing to the work, (ii) an architect’s certificate certifying the work to have been completed in conformity with the plans and specifications, (iii) a certificate of occupancy (if required), and (iv) any other documents or information reasonably requested by Landlord. Tenant shall execute and file or record, as appropriate, a “notice of non-responsibility,” or any equivalent notice permitted under applicable law in the state where the Premises is located.

c.    Any addition to or alteration of the Premises shall be the property of Tenant; provided that such addition to or alteration of the Premises shall remain on the Premises and become the property of Landlord upon the expiration or earlier termination of the Lease. Upon expiration or earlier termination of the Lease Term, Tenant shall execute and deliver to Landlord such instruments as Landlord may require to evidence the ownership by Landlord of such additions or alterations.

18.    Indemnification. Except for the gross negligence or willful misconduct of Landlord and Landlord’s breaches of this Lease, Tenant shall indemnify, protect, defend and hold harmless Landlord and Landlord’s members, managers, directors, officers, agents, lenders, attorneys and employees from and against any and all claims, demands, causes of action, suits, proceedings, liabilities, damages (including consequential and punitive damages), losses, costs and expenses, including Landlord’s attorneys’ fees, caused by, incurred or resulting from its operations of or relating in any manner to the Premises, whether relating to their original design or construction, latent defects, alteration, maintenance, use by Tenant or any person thereon, supervision or otherwise, or from any breach of, default under or failure to perform any term or provision of this Lease by Tenant, its officers, employees, agents or other persons. It is expressly understood and agreed that Tenant’s obligations under this Section shall survive the expiration or earlier termination of this Lease for any reason.

19.    Quiet Enjoyment. So long as Tenant shall pay the rent and other sums herein provided and shall keep and perform all of the terms, covenants and conditions on its part herein contained, Tenant shall have, subject and subordinate to Landlord’s rights herein, the right to the peaceful and quiet occupancy of the Premises as against all persons claiming by, through or under Landlord.

20.    Condemnation or Damage. In case of taking of all or any part of the Premises or the commencement of any proceedings or negotiations which might result in a taking for any public or quasi-public purpose by any lawful power or authority by exercise of the right of condemnation or eminent domain or by agreement between Landlord, Tenant and those authorized to exercise such right (“Taking”), Tenant will promptly give written notice thereof to Landlord, generally describing the nature and extent of such taking and including copies of any documents or notices received in connection therewith.

a.    In case of a Taking of the whole of the Premises, other than for temporary use (“Total Taking”), this Lease shall terminate as of the date of such Total Taking and all rent, sums of money and other charges provided to be paid by Tenant shall be apportioned and paid to the date of such Total Taking; and the net award or payment, after deducting all costs, fees and expenses incident to the connection thereof (“Net Amount”), up to the Purchase Price which would be payable under the Purchase Option (defined below) if the closing thereunder occurred on the date of Total Taking, shall be paid to Landlord, and the balance of the Net Amount, if any, shall be payable to Tenant. A Total Taking shall include a taking of a portion of the Premises if, in the reasonable determination of Tenant, the reminder of the Premises is not useable and cannot be made useable for the purposes provided herein. Tenant shall be entitled to claim and receive any award or payment from the condemning authority expressly granted for the taking of the Addition, the Tenant’s trade fixtures and personal property, the interruption of its business and moving expenses, but only if such claim or award does not adversely affect or interfere with the prosecution of Landlord’s claim for the Taking. Tenant shall promptly send Landlord copies of all correspondence and pleadings relating to any such claim.

b.    In case of a temporary use of all or any part of the Premises by a Taking (“Temporary Taking”), this Lease shall remain in full force and effect without any reduction of Base Annual Rent, Additional Rent or any other sum payable hereunder. Except as provided below, Tenant shall be entitled to the entire award for a Temporary Taking, whether paid by damages, rent or otherwise; provided that if a Monetary Default exists at the time of such Temporary Taking, the award for the Temporary Taking shall be paid to Landlord and applied against the Monetary Default and the balance, if any, shall be paid to Tenant. At the termination of any such Temporary Taking, Tenant will, at its own cost and expense and pursuant to the terms of this Lease relating to additions and alterations, promptly commence and complete the restoration of the Premises.

c.    In the event of a Taking of less than all of the Premises for other than a temporary use, and such Taking is not reasonably determined by Tenant to be a Total Taking (“Partial Taking”) or of damage or destruction to all or any part of the Premises, all awards, insurance proceeds, compensation or damages shall be paid to Tenant and this Lease shall continue in full force and effect on the following terms: (i) all Base Annual Rent, Additional Rent and other sums and obligations due under this Lease shall continue unabated, provided that the proceeds of any business interruption or rent loss insurance payable by reason of such occurrence shall be applied thereto; and (ii) Tenant shall promptly commence and diligently prosecute restoration of the Premises (but not including any additions or alterations made by Tenant) to substantially the same condition, as nearly as practicable, as prior to such partial condemnation, damage or destruction, provided that Tenant shall not be obligated to incur any cost or expense in connection with such restoration in excess of the net amount of awards, insurance proceeds, compensation or damages paid to Tenant. If the amount of such award, insurance proceeds, compensation or damages exceeds Tenant’s costs of restoration, such excess shall be paid to Landlord as an advance of the Purchase Price (defined below) under the Purchase Option described in Section 22. Notwithstanding anything to the contrary in this paragraph, if a Monetary Default exists at the time of such Partial Taking, the award for the Partial Taking shall be paid to Landlord and applied against the Monetary Default and the balance, if any, shall be paid to Tenant.

d.    Notwithstanding the foregoing, if at the time of any Taking or damage or destruction of the Premises or at any time thereafter Tenant shall be in default under this Lease and such default shall be continuing, Landlord is hereby authorized and empowered but shall not be obligated, in the name and on behalf of Tenant and otherwise, to file and prosecute Tenant’s claim, if any, for an award, insurance proceeds, compensation or damages on account of any Taking or damage or destruction of the Premises and to collect such award, insurance proceeds, compensation or damages and apply the same, after deducting all costs, fees and expenses incident to the collection thereof, to the curing of such default and any other then-existing default under this Lease.

21.    Inspection. Landlord and its authorized representatives shall have the right, upon giving reasonable notice, to enter the Premises or any part thereof and inspect the same and make photographic or other evidence concerning Tenant’s compliance with the terms of this Lease. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises and any other loss occasioned by such entry. Landlord shall exercise its rights under this Section 23 so as to avoid unreasonable interference with Tenant’s use or occupancy of the Premises.

22.    Option to Purchase Premises.

a.    Grant of Purchase Option. Landlord grants to Tenant the exclusive, non-assignable option to purchase the Premises and the personal property listed on the attached Exhibit B (the “Purchase Option”) in its “AS-IS” condition at any time prior to the Exercise Deadline (defined below) for the Purchase Price, payable pursuant to the terms and conditions set forth in a purchase agreement and contract for deed in substantially the form of the attached Exhibit D (the “Purchase Agreement and Contract for Deed”).

b.    Exercise of Purchase Option. Provided that Tenant is not in default under this Lease and this Lease has not been terminated, Tenant may exercise the Purchase Option by providing Landlord with written notice of its intent to exercise (the “Exercise Notice”) any time prior to the date that is sixty (60) months following the Effective Date (the “Exercise Deadline”). Landlord and Tenant shall cooperate in the preparation and execution of the Purchase Agreement and Contract for Deed within a reasonable time after Landlord’s receipt of the Exercise Notice. Unless otherwise agreed by the parties, the closing shall occur on a date (the “Closing Date”) that is no more than ninety (90) days from the date of the Exercise Notice.

c.    Expiration of Purchase Option. The Purchase Option shall expire and the rights of Tenant under this Section 22 shall terminate if (i) the Purchase Option is not validly exercised on or before the Exercise Deadline, (ii) the closing does not occur on or before the Closing Date as a result of Tenant’s failure to perform in accordance with the Purchase Agreement and Contract for Deed, or (iii) the Lease is terminated early. If Landlord defaults on its obligations relating to the Purchase Option, Tenant may sue Landlord for specific performance of its obligations under this Section 22 and collect its attorneys’ fees and actual damages from Landlord.

d.    Assignment of Purchase Option. Notwithstanding anything to the contrary in this Lease, Tenant may assign the Purchase Option to its wholly-owned subsidiary without Landlord’s prior consent.

23.    Default, Remedies and Measure of Damages.

a.    Each of the following shall be deemed a material breach of this Lease and a default by Tenant:

i.    If any representation or warranty of Tenant herein was materially false when made or if Tenant renders any materially false statement or account; or

ii.    If any rent or other monetary sum due hereunder is not paid within five (5) days after written notice of nonpayment (provided that Tenant shall only be entitled to one such written notice of nonpayment in any calendar year and for the remainder of such calendar year Tenant shall be in default if Tenant fails to pay any rent or other monetary sum due hereunder within five (5) days of the date when due) (a “Monetary Default”); or

iii.    If Tenant becomes insolvent within the meaning of the Code, files or notifies Landlord that it intends to file a petition under the Code, initiates a proceeding under any similar law or statute relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts (collectively, hereinafter, an “Action”), or becomes the subject of either a petition under the Code or an Action that is not dismissed within sixty (60) days of commencement; or

iv.    If Tenant fails to observe or perform any of the covenants, conditions, or obligations of this Lease.

b.    Notwithstanding Section 23(a) above, if any such breach or default is not a Monetary Default, then such event shall not constitute a default hereunder (except as may be expressly provided elsewhere in this Lease) unless and until Landlord shall have given Tenant notice thereof and a period of 30 days shall have elapsed, during which period Tenant may correct or cure such event, upon failure of which a default shall be deemed to have occurred hereunder without further notice or demand of any kind. If such nonmonetary breach or default cannot reasonably be cured within such 30-day period, and Tenant is diligently pursuing a cure of such breach or default, then Tenant shall have a reasonable period to cure such breach or default if Tenant commences its cure within such thirty (30) day period and thereafter diligently proceed with all actions necessary to cure such breach or default to completion.

c.    As a material inducement to Landlord executing this Lease, in the event of any breach or default, and with or without any notice or demand, except the notice prior to default required under certain circumstances by the provisions of this Section or such other notice as may be required by statute and cannot be waived by Tenant (all other notices being hereby waived), Landlord shall be entitled to exercise, at its option, concurrently, successively, or in any combination, all remedies available at law or in equity, including without limitation any one or more of the following:

i.    In the event of a Monetary Default, Landlord may Terminate this Lease (a “Termination”) by written notice to Tenant (a “Termination Notice”), which Termination shall be effective at 5:00pm (Central) on the date that is sixty (60) days following delivery of the Termination Notice (the “Effective Time of Termination”), provided that during such sixty (60) day period Tenant may close on its purchase of the Premises pursuant to the Purchase Option if, at the time of such closing, Tenant also cures the Monetary Default. If Tenant fails to close on its purchase of the Premises prior to the Effective Time of Termination:

(a)    Tenant’s right to possession of the Premises shall cease and this Lease, except as to Tenant’s liability, shall be terminated;

(b)    In accordance with applicable law, Landlord may reenter and take possession of the Premises, any or all personal property or fixtures of Tenant upon the Premises and, to the extent permissible, all licenses, permits and other rights or privileges of Tenant pertaining to the use and operation of the Premises and to expel Tenant and those claiming under or through Tenant, without being deemed guilty in any manner of trespass or becoming liable for any loss or damage resulting therefrom. No notice from Landlord hereunder or under a forcible entry and detainer statute or similar law shall constitute an election by Landlord to terminate this Lease unless such notice specifically so states. If Tenant shall, after default, voluntarily give up possession of the Premises to Landlord, deliver to Landlord or its agents the keys to the Premises, or both, such actions shall be deemed to be in compliance with Landlord’s rights and the acceptance thereof by Landlord or its agents shall not be deemed to constitute a termination of this Lease. Landlord reserves the right following any reentry and/or reletting to exercise its right to terminate this Lease by giving Tenant written notice thereof, in which event this Lease will terminate as specified in said notice;

(c)    Landlord may bring an action against Tenant for its actual damages sustained by Landlord;

(d)    Landlord shall use its commercially reasonable best efforts to re-let the Premises or any part thereof for such term or terms (including a term which extends beyond the original term of this Lease), at such rents and upon such other terms as Landlord, in its sole discretion, may determine, with all proceeds received from such reletting being applied to the rent and other sums due from Tenant in such order as Landlord, may, in its sole discretion, determine, which other sums include, without limitation, all repossession costs, brokerage commissions, attorneys’ fees and expenses, employee expenses, alteration, remodeling and repair costs and expenses of preparing for such reletting. Notwithstanding the foregoing, in no event shall Landlord be liable for its failure to re-let the Premises or any part thereof, or, in the event of any such re-letting, for refusal or failure to collect any rent due upon such re-letting, and no such refusal or failure shall operate to relieve Tenant of any liability under this Lease or otherwise to affect any such liability. Landlord reserves the right following any reentry and/or reletting to exercise its right to terminate this Lease by giving Tenant written notice thereof, in which event this Lease will terminate as specified in said notice;

(e)    Landlord may recover from Tenant rent and other monetary sums due and owing under this Lease as it comes due;

(f)    Landlord may recover from Tenant all costs and expenses, including attorneys’ fees, court costs, expert witness fees, costs of tests and analyses, travel and accommodation expenses, deposition and trial transcripts, copies and other similar costs and fees, paid or incurred by Landlord as a result of such breach, regardless of whether or not legal proceedings are actually commenced; and

ii.    In the event of any default other than a Monetary Default, Landlord may:

(1)    Immediately or at any time thereafter, and with or without notice, at Landlord’s sole option but without any obligation to do so, correct such breach or default and charge Tenant all costs and expenses incurred by Landlord therein. Any sum or sums so paid by Landlord, together with interest at the Default Rate, shall be deemed to be additional rent hereunder and shall be immediately due from Tenant to Landlord. Any such acts by Landlord in correcting Tenant’s breaches or defaults hereunder shall not be deemed to cure said breaches or defaults or constitute any waiver of Landlord’s right to exercise any or all remedies set forth herein; and

(2)    Enforce, and Tenant does hereby consent to such enforcement, notwithstanding any laws to the contrary, all of Landlord’s self-help remedies available at law or in equity without Landlord resorting to any legal or judicial process, procedure or action; provided that no such action shall result in a Termination of this Lease.

24.    Subordination, Non-disturbance and Attornment.

a.    Landlord’s interest in this Lease and/or the Premises shall not be subordinate to any encumbrances placed upon the Premises by or resulting from any act of Tenant, and nothing herein contained shall be construed to require such subordination by Landlord. Tenant shall keep the Premises free from any liens for work performed, materials furnished or obligations incurred by Tenant.

b.    This Lease at all times shall automatically be subordinate to the lien of any and all mortgages now placed upon the Premises by Landlord. Landlord shall use its best efforts to obtain from its current mortgagee a non-disturbance and attornment agreement reasonably acceptable to Tenant, which agreement may also contain commercially reasonable subordination and attornment provisions (a “Non-Disturbance and Attornment Agreement”).

c.    If any mortgagee elects to have this Lease and the interest of Tenant hereunder be superior to any such interest or right and evidences such election by notice given to Tenant, then this Lease and the interest of Tenant hereunder shall be deemed superior to any such mortgage, whether this Lease was executed before or after such mortgage and in that event such mortgagee shall have the same rights with respect to this Lease as if it had been executed and delivered prior to the execution and delivery of the mortgage and has been assigned to such mortgagee.

d.    Tenant shall give written notice to any lender of Landlord having a recorded lien upon the Premises or any part thereof of which Tenant has been notified of any breach or default by Landlord of any of its obligations under this Lease.

25.    Estoppel Certificate.

a.    At any time, and from time to time, Tenant agrees, promptly and in no event later than 30 days after a request from Landlord, to execute, acknowledge and deliver to Landlord or any present or proposed mortgagee designated by Landlord a certificate in the form supplied by Landlord, certifying: (i) that Tenant has accepted the Premises (or, if Tenant has not done so, that Tenant has not accepted the Premises, and specifying the reasons therefor); (ii) that this Lease is in full force and effect and has not been modified (or if modified, setting forth all modifications), or, if this Lease is not in full force and effect, the certificate shall specify the reasons therefor; (iii) the commencement and expiration dates of the Lease Term and the terms of any extension options of Tenant; (iv) the date to which the rents have been paid under this Lease and the amount thereof then payable; (v) whether, to Tenant’s knowledge there are then any existing defaults by Landlord in the performance of its obligations under this Lease, and, if there are any such defaults, specifying the nature and extent thereof; (vi) that no notice has been received by Tenant of any default under this Lease which has not been cured, except as to defaults specified in the certificate; (vii) the capacity of the person executing such certificate, and that such person is duly authorized to execute the same on behalf of Tenant; and (viii) any other information reasonably requested by Landlord, or its present or proposed mortgagee.

b.    If Tenant shall fail or refuse to sign a certificate in accordance with the provisions of this Section within thirty (30) days following a request by Landlord, Tenant irrevocably constitutes and appoints Landlord as its attorney-in-fact to execute and deliver the certificate to any such third party, it being stipulated that such power of attorney is coupled with an interest and is irrevocable and binding.

26.    Assignment and Subleasing.

a.    Landlord may not sell or convey the Premises or assign its right, title and interest as Landlord under this Lease in whole or in part without the prior written consent of Tenant. Tenant may withhold or condition such consent in its sole discretion. In the event of any such sale or assignment other than a security assignment, Tenant shall attorn to such purchaser or assignee and Landlord shall be relieved, from and after the date of such transfer or conveyance, of liability for the performance of any obligation of Landlord contained herein, except for obligations or liabilities accrued prior to such assignment or sale. Any purported sale or conveyance in violation of this paragraph shall be voidable at the sole option of Tenant.

b.    Tenant shall not, without the prior written consent of Landlord, (i) assign, transfer, convey, pledge, mortgage or otherwise encumber this Lease or any interest therein, whether by operation of law or otherwise; or (ii) sublet all or any part of the Premises.

27.    INTENTIONALLY DELETED

28.    Option To Extend Lease.

a.    Tenant, provided it is not in default under this Lease at the time of exercise or at the expiration of the Lease Term, shall have four options to continue this Lease in effect for four (4) additional successive periods of five (5) years each (each, an “Extension Term”) in accordance with its original terms and provisions, except that Extension Term Rent shall apply.

b.    Tenant shall exercise such extension option by giving notice to Landlord of Tenant’s intention to do so at least one hundred eighty (180) days prior to the expiration of the Lease Term then in effect. If such notice of exercise is not received by Landlord within 180 days of the expiration of the Lease Term, then this Lease shall terminate on the last day of the Lease Term.

29.    Notices. All notices given pursuant to this Lease shall be in writing and shall be deemed to have been properly given and received on the date: (i) delivered by electronic mail (e.g. email) (provided that if a notice is delivered by electronic mail after 5:00 PM or on a non-business day, then such notice shall be effective on the next business day), (ii) delivered in person, (iii) two (2) business days after being deposited in the United States mail, registered or certified, return receipt requested, or (iv) one (1) business day after being deposited with a nationally recognized overnight courier, addressed as provided below, or at such other addresses as specified by written notice delivered in accordance herewith. Notices may be delivered by a party or its legal counsel; provided, however, that delivery to legal counsel alone shall not constitute notice (i.e., notice must also be delivered to the party to be valid).

Notice address for Landlord: Knochenmus Enterprises LLP 1600 Hahn Road PO Box 318 Marshall, MN 56258 Attention: ____________________ Email: _______________________	With a copy to: Best & Flanagan LLP 60 South Sixth Street, Suite 2700 Minneapolis, Minnesota 55402 Attention: Daniel L. Grimsrud Email: dgrimsrud@bestlaw.com
Notice address for Tenant: The Tru Shrimp Company 330 3rd Street Balaton, MN 56115 Attention: ___________________ Email: ______________________	With a copy to: Avisen Legal, P.A. 901 Marquette Avenue AT&T Tower, Suite 1675 Minneapolis, MN 55402 Attention: John Saunders Email: jsaunders@avisenlegal.com or to such other address or such other person as either party may from time to time hereafter specify to the other party in a notice delivered in the manner provided above.

30.    Holding Over. If Tenant remains in possession after the expiration or term hereof or after any earlier termination date of this Lease or of Tenant’s right to possession: (i) Tenant shall be deemed a tenant-at-will; (ii) Tenant shall pay each month one hundred fifty percent (150%) of the Monthly Base Rent last prevailing hereunder, and also shall pay all actual damages sustained by Landlord, directly by reason of Tenant’s remaining in possession after the expiration or termination of this Lease; (iii) there shall be no renewal or extension of this Lease by operation of law; and (iv) the tenancy-at-will may be terminated by either party hereto upon thirty (30) days’ prior written notice given by the terminating party to the non-terminating party. The provisions of this Section shall not constitute a waiver by Landlord of any re-entry rights of Landlord provided hereunder or by law. Tenant shall defend, indemnify, protect and hold harmless from and against any and all claims, losses and liabilities for damages resulting from Tenant’s failure to surrender possession upon the expiration of the Lease Term, including, without limitation, any claims made by any succeeding tenant.

31.    Removal of Tenant’s Property. At the expiration of the Lease Term, Tenant shall remove from the Premises all personal property belonging to Tenant (but not including any improvements, which shall become the property of Landlord at the expiration of the Lease Term and shall be surrendered by Tenant to Landlord). Tenant shall repair any damage caused by such removal and shall leave the Premises broom clean and in good and working condition and repair inside and out. Any property of Tenant left on the Premises on the tenth day following the expiration of the Lease Term shall automatically and immediately become the property of Landlord, without relieving Tenant of its obligation hereunder to remove the same at the option of Landlord.

32.    Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, act of God, enemy or hostile governmental action, civil commotion, fire or other casualty beyond the control of the party obligated to perform shall excuse the performance by such party for a period equal to any such prevention, delay or stoppage, except the obligations imposed with regard to rent and other monies to be paid by Tenant pursuant to this Lease.

33.    Consent of Landlord. Unless specified otherwise herein, Landlord’s consent to any request of Tenant may be conditioned or withheld in Landlord’s sole discretion and shall be in writing. Landlord shall have no liability for damages resulting from Landlord’s failure to give any consent, approval or instruction reserved to Landlord.

34.    Waiver and Amendment. No provision of this Lease shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion. No acceptance by Landlord of an amount less than the monthly rent and other payments stipulated to be due under this Lease shall be deemed to be other than a payment on account of the earliest such rent or other payments then due or in arrears nor shall any endorsement or statement on any check or letter accompanying any such payment be deemed a waiver of Landlord’s right to collect any unpaid amounts or an accord and satisfaction.

35.    Successors Bound. Except as otherwise specifically provided herein, the terms, covenants and conditions contained in this Lease shall bind and inure to the benefit of the respective heirs, successors, executors, administrators and assigns of each of the parties hereto.

36.    Captions. Captions are used throughout this Lease for convenience or reference only and shall not be considered in any manner in the construction or interpretation hereof.

37.    Severability. The provisions of this Lease shall be deemed severable. If any part of this Lease shall be held unenforceable by any court of competent jurisdiction, the remainder shall remain in full force and effect, and such unenforceable provision shall be reformed by such court so as to give maximum legal effect to the intention of the parties as expressed therein.

38.    Characterization.

a.    It is the intent of the parties hereto that the business relationship created by this Lease and any related documents is solely that of a commercial lease between landlord and tenant and has been entered into by both parties in reliance upon the economic and legal bargains contained herein. None of the agreements contained herein, are intended, nor shall the same be deemed or construed, to create a partnership between Landlord and Tenant, to make them joint venturers, to make Tenant an agent, legal representative, partner, subsidiary or employee of Landlord, nor to make Landlord in any way responsible for the debts, obligations or losses of Tenant.

b.    Landlord and Tenant acknowledge and warrant to each other than each has been represented by independent counsel and has executed this Lease after being fully advised by said counsel as to its effect and significance. This Lease shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party. Whenever in this Lease any words of obligation or duty are used, such words or expressions shall have the same force and effect as though made in the form of a covenant.

39.    Easements. Landlord shall not grant any easements on, over, under or above the Premises without the prior consent of Tenant, which consent may be granted or withheld in Tenant’s sole discretion.

40.    Other Documents. Each of the parties agrees to sign such other and further documents as may be necessary or appropriate to carry out the intentions expressed in this Lease.

41.    Attorneys’ Fees. In the event of any judicial or other adversarial proceeding between the parties concerning this Lease, to the extent permitted by law, the prevailing party shall be entitled to recover all of its reasonable attorneys’ fees and other costs in addition to any other relief to which it may be entitled. The prevailing party is the party who receives substantially the relief sought whether by judgment, summary judgment, dismissal, or otherwise. The provisions of this Section shall survive the expiration or the termination of this Lease.

42.    Entire Agreement. This Lease, and any other instruments or agreements referred to herein, constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements except as herein provided.

43.    Jurisdiction; Choice of Law. For purposes of any action or proceeding arising out of this Lease, the parties hereto expressly submit to the jurisdiction of all federal and state courts located in the State of Minnesota. This Lease shall be governed by the internal laws of the State of Minnesota.

44.    Counterparts. This Lease may be executed in one or more counterparts, each of which shall be deemed an original.

45.    Memorandum of Lease. Upon the request of either Landlord or Tenant, a memorandum of lease shall be recorded at the sole cost of the party requesting such recording. Upon Landlord’s request, Tenant agrees to execute and acknowledge a termination of lease and/or quit claim deed in recordable form to be held by Landlord until the expiration or sooner termination of the Lease Term.

46.    No Brokerage. Landlord and Tenant represent and warrant to each other that they have not retained any broker concerning the leasing of the Premises. Each of Landlord and Tenant agrees to protect, indemnify, save and keep harmless the other, against and from all liabilities, claims, losses, costs, damages and expenses, including attorneys’ fees, arising out of, resulting from or in connection with their breach of the foregoing warranty and representation.

47.    Waiver of Jury Trial and Certain Damages. Landlord and Tenant hereby knowingly, voluntarily and intentionally WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY with respect to any and all issues presented in any action, proceeding, claim or counterclaim brought by either of the parties hereto against the other or its successors with respect to any matter arising out of or in connection with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, and/or any claim for injury or damage, or any emergency or statutory remedy. This WAIVER BY THE PARTIES HERETO OF ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY has been negotiated and is an essential aspect of their bargain. Landlord and Tenant hereby knowingly, voluntarily and intentionally WAIVE THE RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM the other party with respect to any and all issues presented in any action, proceeding, claim or counterclaim brought by one party against the other or their successors with respect to any matter arising out of or in connection with this Lease or any document contemplated herein or related hereto. The WAIVER BY LANDLORD AND TENANT OF ANY RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES has been negotiated by the parties hereto and is an essential aspect of their bargain.

48.     Cooperation. Upon Tenant’s reasonable request, and so long as Tenant is not in default under this Lease in any material respect, Landlord agrees to cooperate with Tenant in connection with any financing of Tenant’s leasehold interest or any land use applications or entitlement requests of the local zoning authority, including but not limited to any applications to subdivide the Premises.

[Signature Page Follows]

Landlord and Tenant have caused this Lease to be executed and delivered effective as of the date first above written.

LANDLORD:

Knochenmus Enterprises, LLP

By:	/s/ Jon Knochenmus
Jon Knochenmus, its Partner

TENANT:

The trū Shrimp Company

By:	/s/ Michael B. Ziebell 29 June 2018
The tru Shrimp Company, its President

EXHIBIT A

LEGAL DESCRIPTION OF THE PREMISES; SITE PLAN

Execution Copy

EXHIBIT B

PERSONAL PROPERTY OF LANDLORD AND/OR RALCO

EXHIBIT C

ADDITION PLANS AND SPECIFICATIONS

EXHIBIT D

FORM OF PURCHASE AGREEMENT AND CONTRACT FOR DEED